Exhibit 10.14

Amendment No. 4 to Receivables Purchase Agreement

This AMENDMENT NO. 4 TO RECEIVABLES PURCHASE AGREEMENT, dated as of March 5, 2004 (this “Amendment Agreement”), is made by and among Legacy Receivables LLC (the “Seller”), CAFCO, LLC (“CAFCO”), CIESCO, LLC (“CIESCO”), Citibank, N.A. (“Citibank”), Citicorp North America, Inc., as agent (“the “Agent”) for the Investors and the Banks (each as defined in the Agreement referred to below), Electronic Data Systems Corporation (“EDS”), and EDS Information Services L.L.C. (the “Originator”).

Preliminary Statements. (1) The Seller, CAFCO, CIESCO, Citibank, the Agent, EDS and the Originator are parties to a Receivables Purchase Agreement, dated as of December 27, 2002, as amended as of January 1, 2003, as of June 30, 2003 and as of December 26, 2003 (the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Agreement).

(2) The Seller, CAFCO, CIESCO, Citibank, the Agent, EDS and the Originator have agreed to further amend the Agreement.

NOW, THEREFORE, the parties agree as follows:

SECTION 1. Amendments to Section 1.01 of the Agreement. Upon effectiveness of this Amendment Agreement in accordance with Section 4, Section 1.01 of the Agreement is amended by adding the following definitions in their proper alphabetical order:

“‘Account’ means, collectively, (a) an “account” as such term is defined in the UCC as in effect from time to time in the State of New York or under other relevant law, and (b) EDS’s or any EDS Subsidiary’s rights to payment for goods sold or leased or services performed, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.”

“‘Aggregate Payable Offset’ means the sum of the Payable Offsets as of the last day of any calendar month for each of the 15 Obligors whose Receivables then in the Receivables Pool have the greatest aggregate Outstanding Balances as of that date.”

“‘Allocation Percentage’ means, at any time, the sum of the Receivable Interest percentages at such time, based on the information in the most recent Daily Report.”

“‘Amortization Period’ means the period commencing on the day following the last day of the Revolving Period and ending on the later of the Facility Termination Date and the date on which no Capital of or Yield on any Receivable Interest shall be outstanding and all other amounts owed by the Seller to the Investors, the Banks, the Agent and the Collection Agent shall be paid in full.”

“‘Applicable Margin’ means, at any time, the percentage determined pursuant to the following grid based on the Debt Ratings of EDS at the time:

EDS Debt Rating
S&P Debt Rating	Moody’s Debt Rating	Applicable Margin
A+ or higher	A1 or higher	2.00%
A	A2	2.00%
A-	A3	2.00%
BBB+	Baa1	2.00%
BBB	Baa2	2.00%
BBB-	Baa3	2.00%
BB+	Ba1	2.25%
BB	Ba2	2.25%
Lower than BB	Lower than Ba2	2.50%

In the event that (a) the S&P Debt Rating and Moody’s Debt Rating fall within different Rating Levels, the lower Rating Level will apply, (b) the Debt Rating of either S&P or Moody’s (but not both) is not available, the Debt Rating which is available will apply, and (c) a Debt Rating is not available from S&P and is also not available from Moody’s, then the lowest Rating Level (lower than BB/Ba2) shall apply. As an example of the application of clause (a) above, if EDS’ Debt Rating is BBB-/Ba1, Rating Level BB+/Ba1 shall apply.”

“‘Capital Expenditures’ means, for any period, the sum of, without duplication, (a) net cash used in investing activities, excluding (i) proceeds from sales of marketable securities, (ii) proceeds from divested assets, (iii) payments relating to acquisitions, net of cash acquired and (iv) payments for purchases of marketable securities, plus (b) amounts identified as “Other” in the cash flow from investing activities section of the consolidated statement of cash flows related to proceeds from sale of plant, property and equipment, and payments and proceeds from purchases and sales of land held for development, in each case, of EDS and the EDS Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of EDS and the EDS Subsidiaries for such period prepared in accordance with GAAP.”

“‘Capital Lease Obligations’ of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.”

“‘Cash Collateral Account’ has the meaning specified in Section 6.09.”

“‘Cash Collateral Agreement’ has the meaning specified in Section 6.09.”

“‘Cash Collateral Bank’ has the meaning specified in Section 6.09.”

“‘Consolidated EBITDA’ means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary non-cash charges for such period recognized in accordance with GAAP, (v) any nonrecurring expenses or charges for such period (not to exceed (x) in the case of non-cash expenses and charges, in each case relating to divestitures, $300,000,000 in the aggregate from and after September 29, 2003 and (y) in the case of all other cash and non-cash expenses and charges, $300,000,000 in the aggregate from and after September 29, 2003, (vi) any restructuring charges and asset write-downs for such period in connection with the restructuring plans announced by EDS on June 18, 2003 and disclosed in the EDS earnings announcement on July 23, 2003 (not to exceed $475,000,000, on a pre-tax basis, during fiscal years 2003 and 2004 of EDS in the aggregate), (vii) the portion applicable to such period of the one-time non-cash cumulative accounting adjustment as of January 1, 2003 resulting from the adoption by EDS of EITF 00-21, ‘Accounting for Revenue Arrangements with Multiple Deliverables’, of the Emerging Issues Task Force of the Financial Accounting Standards Board (the sum of such portions not to exceed $2,200,000,000, on an after-tax basis, in the aggregate from and after September 29, 2003), (viii) the portion applicable to such period of the one-time non-cash cumulative accounting adjustment as of January 1, 2003 resulting from the adoption by EDS of SFAS No. 143, ‘Accounting for Asset Retirement Obligations’ of the Financial Accounting Standards Board (the sum of such portions not to exceed $20,000,000, on an after-tax basis, in the aggregate from and after September 29, 2003), (ix) for the first quarter of fiscal year 2003 of EDS, any non-recurring charges or losses for such period relating to executive severance in an aggregate amount equal to $48,000,000, (x) for the fourth quarter of fiscal year 2002 of EDS, any non-recurring charges or losses for such period in an aggregate amount equal to $41,000,000, on a pre-tax basis, relating to leveraged leases entered into with United Airlines, Inc., (xi) the amount set forth below for such period under the heading ‘Additional EITF 00-21 Amount’ to reflect the adoption by EDS of EITF 00-21, ‘Accounting for Revenue Arrangements with Multiple Deliverables’, of the Emerging Issues Task Force of the Financial Accounting Standards Board and (xii) any non-cash compensation arising from any grant of stock options or other equity based awards minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for the first and second quarters of fiscal year 2003 of EDS in connection with the determination of the Leverage Ratio or Consolidated EBITDAR for any period including such quarters, the restatement of EDS’ consolidated financial statements for such quarters required by changes in accounting principles shall be disregarded. For purposes of calculating Consolidated EBITDA for any period (each, a ‘Reference Period’) in connection with a determination of the Leverage Ratio for such period, if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) EDS or any EDS Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available), provided that such pro forma calculations for a Material Acquisition or Material Disposition shall not give effect to operating expense reductions and other cost savings other than operating expense reductions and other cost savings actually realized in connection with such Material Acquisition or Material Disposition. As used in this definition, ‘Material Acquisition’ means any acquisition or series of related acquisitions that involves consideration (including any non-cash consideration) with a fair market value in excess of $100,000,000; and ‘Material Disposition’ means any disposition of property or series of related dispositions of property that involves consideration (including any non-cash consideration) with a fair market value in excess of $100,000,000.”

Period	Additional EITF 00-21 Amount
July1, 2003 to September 30, 2003	$290,000,000
October 1, 2003 to December 31, 2003	$210,000,000
January 1, 2004 to March 31, 2004	$95,000,000
April 1, 2004 to June 30, 2004	$95,000,000

“‘Consolidated EBITDAR’ means, for any period, Consolidated EBITDA for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the aggregate rental expense under all cancelable and non-cancelable operating leases with respect to Tangible Assets of EDS and the EDS Subsidiaries for such period, all determined on a consolidated basis in accordance with GAAP.”

“‘Consolidated Fixed Charges’ means, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of all Dividends paid by EDS and the EDS Subsidiaries (other than in the form of common Equity Interests in EDS) for such period and (c) the aggregate rental expense under all cancelable and non-cancelable operating leases with respect to Tangible Assets of EDS and the EDS Subsidiaries for such period, all determined on a consolidated basis in accordance with GAAP.”

“‘Consolidated Interest Expense’ means, for any period, without duplication, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of EDS and the EDS Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus (b) the interest-equivalent costs associated with any Permitted Receivables Financing and any other arrangements pursuant to which Financed Receivables are sold in connection with a securitization or similar transaction (excluding for the avoidance of doubt the NMCI Transaction), whether accounted for as interest expense or loss on the sale of receivables.”

“‘Consolidated Net Income’ means, for any period, the net income or loss of EDS and the EDS Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income or loss of any Person (other than EDS) in which any other Person (other than EDS or any EDS Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except the income or loss of such Person corresponding to the percentage of Equity Interests in such Person owned directly or indirectly by EDS (other than, in the case of income, that portion of such income subject to a prohibition, restriction or condition which prevents or impairs the payment of dividends or other distributions by such Person to EDS or any EDS Subsidiary), and (b) the income or loss of any Person accrued prior to the date it becomes an EDS Subsidiary or is merged into or consolidated with EDS or any EDS Subsidiary or the date that such Person’s assets are acquired by EDS or any EDS Subsidiary.”

“‘Customer Finance Transaction’ means an arrangement whereby (a) (i) a financial institution or its designee that is not an Affiliate of EDS finances the acquisition of, or acquires, equipment or other assets for use in connection with a particular client contract pursuant to which EDS or an EDS Subsidiary provides services to a client of EDS or such EDS Subsidiary, (ii) the acquirer of such equipment or assets provides such equipment or assets to the client or leases such equipment or assets to EDS or such EDS Subsidiary on a non-recourse or limited recourse basis (providing recourse to EDS or such EDS Subsidiary only in the event of nonperformance by EDS or such EDS Subsidiary of such client contract or failure by EDS or such EDS Subsidiary to perform its obligations, other than debt payments or lease payments, under the terms of the documents governing such arrangement) for use in connection with such client contract and (iii) EDS or such EDS Subsidiary assigns all or a portion of the payments due to EDS or such EDS Subsidiary under such client contract to the financial institution or its designee that finances the acquisition of, or acquires, the applicable equipment and other assets, and amounts due to such financial institution or its designee are paid from the cash flows from such client contract, or (b) in connection with a particular client contract pursuant to which EDS or an EDS Subsidiary provides services to a client of EDS or such EDS Subsidiary, EDS or such EDS Subsidiary sells, on a non-recourse or limited recourse basis (providing recourse to EDS or such EDS Subsidiary only in the event of nonperformance by EDS or such EDS Subsidiary of such client contract or failure by EDS or such EDS Subsidiary to perform its obligations, other than debt payments or lease payments, under the terms of the documents governing such arrangement), all or a portion of the payments due to EDS or such EDS Subsidiary under such client contract to finance the acquisition of equipment or other assets to be used in connection with such client contract, provided that to the extent that any obligation of EDS or any EDS Subsidiary related to any such arrangement described in clauses (a) or (b) is required in accordance with GAAP to be reflected as debt on the consolidated balance sheet of EDS, then to such extent, such arrangement shall not constitute a Customer Finance Transaction. For the avoidance of doubt, the NMCI Transaction shall constitute a Customer Finance Transaction.”

“‘Daily Report’ means the portion of Annex A hereto designated as such and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent pursuant to Section 6.02(g)(iii) or 6.02(g)(iv).”

“‘Daily Reporting Period’ means (i) any period during which EDS’ Debt Rating is less than BB+ by S&P or less than Ba1 by Moody’s or (ii) so long as EIS is the Collection Agent and a Daily Reporting Period is not otherwise in effect pursuant to clause (i) of this definition, any period commencing on the Business Day designated in a notice given by the Collection Agent to the Agent, which notice (x) states that the Collection Agent has elected to commence a period during which Daily Reports will be required to be provided under Section 6.02(g)(iii) and (y) is accompanied by five completed Daily Reports for the five Business Days preceding the date the notice is given, and ending on the Business Day designated in a subsequent notice given by the Collection Agent to the Agent, which notice states that the Collection Agent has elected to terminate such optional period during which Daily Reports will be required to be provided under Section 6.02(g)(iii).”

“‘Deposit Account’ means an account maintained at a Deposit Account Bank for the purpose of receiving Collections which is not associated with a post office box or lock-box.”

“‘Deposit Account Agreement’ means an agreement with a Deposit Account Bank, in form and substance satisfactory to the Agent, pursuant to which the Agent obtains control over the relevant Deposit Account.”

“‘Deposit Account Bank’ means any bank holding one or more Deposit Accounts.”

“‘Deposit Date’ means each day on which any Collections are deposited in any of the Lock-Box Accounts or on which the Collection Agent shall receive Collections of Receivables (including, without limitation, deemed Collections).”

“‘Dividend’ means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in EDS or any EDS Subsidiary to the extent paid to a Person that is not EDS or an EDS Subsidiary or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in EDS or any EDS Subsidiary, any performance unit, stock appreciation right, phantom stock right or other right the price or value of which is linked to the price or value of any Equity Interests in EDS or any EDS Subsidiary or any option, warrant or other right to acquire any such Equity Interests in EDS or any EDS Subsidiary, in each case, in the case of this clause (b), to the extent paid to a Person that is not an EDS Subsidiary, provided, that the aggregate amount of Dividends shall be reduced by the aggregate amount of funds received from employees of EDS or any EDS Subsidiary to acquire Equity Interests of EDS.”

“‘EDS Subsidiary’ means, with respect to EDS at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of EDS in EDS’ consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by EDS or one or more Subsidiaries of EDS or by EDS and one or more Subsidiaries of EDS, provided that the term “EDS Subsidiary” shall not include any Person organized as a non-profit entity.”

“‘Equity Interests’ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.”

“‘FELINE PRIDES’ means the 32,200,000 FELINE PRIDES (initially consisting of 28,000,000 Income Prides) issued by EDS pursuant to the Indenture, dated as of August 12, 1996, between EDS and Texas Commerce Bank National Association (succeeded by Chase Bank of Texas National Association, which was succeeded by The Chase Manhattan Bank), as trustee, and the Second Supplemental Indenture, dated as of June 26, 2001, between EDS and The Chase Manhattan Bank, as trustee, as described in the Prospectus Supplement dated June 20, 2001.”

“‘Financed Receivable’ means an Account owing to EDS or any EDS Subsidiary (before its transfer to a Receivables Subsidiary), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Financed Receivable Related Security with respect to such Financed Receivable.”

“‘Financed Receivable Related Security’ means, with respect to any Financed Receivable:

(1) all of EDS’s or the applicable EDS Subsidiary’s right, title and interest in and to any goods, the sale of which gave rise to such Financed Receivable;

(2) all security pledged, assigned, hypothecated or granted to or held by EDS or the applicable EDS Subsidiary to secure such Financed Receivable;

(3) all guaranties, endorsements and indemnifications on, or of, any Financed Receivable or any of the foregoing (other than by EDS or any EDS Subsidiary that is not a Receivables Subsidiary);

(4) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith;

(5) all books, records, ledger cards and invoices related to such Financed Receivable or any of the foregoing, whether maintained electronically, in paper form or otherwise;

(6) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties and certificates from filing or other registration officers;

(7) all credit information, reports and memoranda relating thereto;

(8) all other writings related thereto; and

(9) all proceeds of any of the foregoing.”

“‘GAAP’ means all applicable generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which are applicable as of the date in question.”

“‘Guarantee’ of or by any Person (the ‘guarantor’) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other financial obligation of any other Person (the ‘primary obligor’) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit (except, in the case of performance letters of credit, to the extent no drawings have been made thereunder) or letters of guaranty or bank guaranties (except, in the case of performance letters of guaranty and bank guaranties of performance, to the extent no drawings have been made thereunder) issued to support such Indebtedness or obligation, provided, that the term Guarantee shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) guarantees by a guarantor of obligations of any EDS Subsidiary directly or indirectly wholly owned by EDS arising pursuant to operating leases (other than Synthetic Leases) of such EDS Subsidiary.”

“‘Indebtedness’ of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Adverse Claim on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (including pursuant to any Synthetic Lease or similar arrangement), (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (except, in the case of performance letters of credit, to the extent no drawings have been made thereunder) and letters of guaranty or bank guaranties (except, in the case of performance letters of guaranty and bank guaranties of performance, to the extent no drawings have been made thereunder), (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all Receivables Financing Debt of such Person. The Indebtedness of any Person shall (a) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, (b) subject to the proviso to the definition of ‘Customer Finance Transaction’, exclude any Indebtedness of such Person arising in connection with a Customer Finance Transaction and (c) exclude, for the avoidance of doubt, all obligations of such Person in respect of operating leases (other than Synthetic Leases) of such Person.”

“‘Leverage Ratio’ means, on any date, the ratio of (a) Total Indebtedness outstanding as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of EDS ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of EDS most recently ended prior to such date).”

“‘Minimum Net Worth’ means, as of any date of determination, the sum of (a) 85 percent of Net Worth as of September 30, 2003 plus (b) 50 percent of the Consolidated Net Income for each fiscal quarter commencing after September 30, 2003 for which Consolidated Net Income is a positive amount plus (c) 80 percent of the amount by which Net Worth is increased as a result of any issuances of Equity Interests by EDS and the EDS Subsidiaries after September 29, 2003 (including (x) any issuances of Equity Interests by EDS and the EDS Subsidiaries in exchange for or upon conversion into Equity Interests in EDS or any of the EDS Subsidiaries of Indebtedness of any Person, other than any such issuances the subject of clause (d) below, and (y) any issuances upon exercises of any options or warrants to purchase Equity Interests in EDS or any EDS Subsidiary) plus (d) 100 percent of the amount by which Net Worth is increased as a result of any issuances of Equity Interests by EDS and the EDS Subsidiaries in exchange for or upon conversion into Equity Interests in EDS or any of the EDS Subsidiaries after September 29, 2003 of the FELINE PRIDES minus (e) 50 percent of any Post 9/30/03 One-Time Charges taken or incurred after September 30, 2003 (provided that the maximum reduction to Minimum Net Worth from and after September 29, 2003 in reliance on this clause (e) shall not exceed $625,000,000 in the aggregate) minus (f) at any time on or after September 30, 2003, $100,000,000.”

“‘Monthly Report’ means the portion of Annex A hereto designated as such and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent pursuant to Section 6.02(g)(i).”

“‘Net Worth’ means, as of any date of determination, the consolidated stockholders’ equity of EDS and the EDS Subsidiaries at such date, as determined on a consolidated basis in accordance with GAAP.

“‘NMCI Transaction’ means the transactions evidenced and governed by (a) the Note Purchase Agreement, dated as of September 19, 2001, among Government Contract Receivables Note Trust, a Delaware statutory trust (the ‘Trust’), EDS, EIS, State Street Bank and Trust Company, as Indenture Trustee (the ‘Indenture Trustee’), Alpine Securitization Corp., as Conduit Purchaser, Credit Suisse First Boston, New York Branch, as Agent and Alternate Transferee and (b) the Indenture, dated as of August 1, 2001, among the Trust, EDS, EIS and the Indenture Trustee related thereto, as the same may be renewed, extended, amended, supplemented, or modified from time to time.”

“‘Permitted Receivables Financing’ means financing arrangements (including those arrangements referred to in this Agreement) pursuant to which EDS or one or more of the EDS Subsidiaries (or a combination thereof) realizes cash proceeds in respect of Financed Receivables and Financed Receivable Related Security by selling or otherwise transferring such Receivables and Financed Receivable Related Security (on a non-recourse basis, other than Standard Securitization Undertakings) to one or more Receivables Subsidiaries, and such Receivables Subsidiary or Receivables Subsidiaries realize cash proceeds in respect of such Financed Receivables and Financed Receivable Related Security pursuant to a revolving committed financing arrangement, provided that, with respect to any such financing arrangements other than those referred to in this Agreement,

(a) EDS shall deliver to the Agent copies of all documentation entered into in connection with any such financing arrangements and (b) EDS represents, in a certificate of the Chief Financial Officer, Treasurer or Assistant Treasurer of EDS delivered to the Agent, that the terms and conditions of such financing arrangements are customary for accounts receivable securitization financings (which representation may be based on advice of EDS’s advisors to the extent EDS has no reason to believe that such financing arrangements are not customary for accounts receivable securitization financings).”

“‘Pool Non-Compliance Date’ means any day on which the sum of the Receivable Interests as shown in the most recent Monthly Report, Weekly Report (if required by Section 6.02(g)(ii)) or Daily Report (if required by Section 6.02(g)(iii)) is greater than the Maximum Purchaser Interest.”

“‘Post 9/30/03 One-Time Charges’ means the following charges, including restructuring charges, and asset write-downs: (a) any restructuring charges and asset write-downs in connection with the restructuring plans announced by EDS on June 18, 2003 and disclosed in the EDS earnings announcement on July 23, 2003 (not to exceed $475,000,000, on a pre-tax basis, during fiscal years 2003 and 2004 of EDS in the aggregate), (b) charges resulting from the adoption by EDS of EITF 00-21, ‘Accounting for Revenue Arrangements with Multiple Deliverables’, of the Emerging Issues Task Force of the Financial Accounting Standards Board (provided, that the cumulative amount of the charges permitted by this clause (b) shall not exceed the sum of the amounts set forth under the heading ‘Additional EITF 00-21 Amount’ in the table included in the definition of ‘Consolidated EBITDA’) and (c) any nonrecurring expenses or charges (not to exceed (x) in the case of non-cash expenses and charges, in each case relating to divestitures or solicitations of bids for potential divestitures, whether or not such divestitures are consummated, $300,000,000 in the aggregate from and after September 29, 2003 and (y) in the case of all other cash and non-cash expenses and charges, $300,000,000 in the aggregate from and after September 29, 2003).”

“‘Purchaser Collections’ means, as of any Deposit Date, that portion of the Collections deposited to the Lock-Box Accounts on such date or received by the Collection Agent on such date equal to the product of (i) the Allocation Percentage (expressed as a decimal number) on such date times (ii) the aggregate amount of such Collections.”

“‘Receivables Financing Debt’ means, as of any date with respect to any Permitted Receivables Financing or other arrangement pursuant to which Financed Receivables are sold in connection with a securitization or similar transaction (excluding for the avoidance of doubt the NMCI Transaction), the amount of the outstanding Financed Receivables subject to such Permitted Receivables Financing or other transaction that would be required to discharge all principal obligations to financing parties (and would not be returned, directly or indirectly, to EDS or an EDS Subsidiary) if all such Financed Receivables were to be collected at such date and such Permitted Receivables Financing or other transaction were to be terminated at such date.”

“‘Receivables Subsidiary’ means an EDS Subsidiary directly or indirectly wholly owned by EDS that does not engage in any activities other than participating in one or more Permitted Receivables Financings and activities incidental thereto, provided that (a) such Subsidiary does not have any Indebtedness other than (i) Indebtedness incurred pursuant to a Permitted Receivables Financing owed to financing parties supported by Financed Receivables and Financed Receivable Related Security and (ii) Subordinated Receivables Transfer Debt and (b) neither EDS nor any EDS Subsidiary Guarantees any Indebtedness or other obligation of such Subsidiary, other than Standard Securitization Undertakings.”

“Reduction Amount” has the meaning specified in clause (E) of Section 2.04(b)(iii).

“‘Revolving Period’ means the period beginning on the date of the initial purchase hereunder and terminating at the close of business on the Business Day immediately preceding the date on which the Termination Date shall have occurred for all Receivable Interests.”

“‘Seller Collections’ means, as of any Deposit Date, that portion of the Collections deposited to the Lock-Box Accounts on such date or received by the Collection Agent on such date equal to the product of (i) 1.00 minus the Allocation Percentage (expressed as a decimal number) on such date times (ii) the aggregate amount of such Collections.”

“‘Standard Securitization Undertakings’ means representations, warranties, covenants and indemnities made by EDS or any of the EDS Subsidiaries in connection with a Permitted Receivables Financing that are customary for accounts receivables securitization financings, provided that Standard Securitization Undertakings shall not include any Guarantee of any Indebtedness or collectability of any Financed Receivables.”

“‘Stress Factor’ means the number determined by the application of the following grid:

Level	EDS Debt Rating (Moody’s/S&P)	Stress Factor
1	A1/A+	2.00
2	A2/A	2.00
3	A3/A-	2.00
4	Baa1/BBB+	2.00
5	Baa2/BBB	2.00
6	Baa3/BBB-	2.00
7	Ba1/BB+	2.25
8	Ba2/BB	2.25
9	Lower than Ba2 or BB	2.50

For purposes of establishing the Stress Factor hereunder, in the event that (a) Debt Ratings of EDS by S&P and Moody’s shall fall within different Levels, the Level corresponding to the lower of the two Debt Ratings shall apply and (b) a Debt Rating is not available from either S&P or Moody’s, then Level 9 shall apply.”

“‘Subordinated Receivables Transfer Debt’ means, indebtedness of a Receivables Subsidiary owed to EDS or another EDS Subsidiary and incurred to finance the purchase of Financed Receivables and Financed Receivable Related Security from EDS or another EDS Subsidiary in connection with a Permitted Receivables Financing, provided that all proceeds of such Indebtedness are applied by such Receivables Subsidiary to pay the purchase price of such Financed Receivables and Financed Receivable Related Security.”

“‘Synthetic Lease’ means a lease of property or assets designed to permit the lessee (a) to claim depreciation on such property or assets under U.S. tax law and (b) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.”

“‘Synthetic Lease Obligations’ means, with respect to any Synthetic Lease, at any time, an amount equal to the sum of (a) all remaining rental obligations of the lessee under such Synthetic Lease which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations under such Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.”

“‘Tangible Assets’ of a Person means all assets of such Person other than goodwill, software and other intangible assets, in each case determined in accordance with GAAP.”

“‘Total Indebtedness’ means, as of any date, (a) the sum, without duplication, of (i) the aggregate principal amount of Indebtedness of EDS and the EDS Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, (ii) the aggregate principal amount of indebtedness outstanding as of such date of Persons other than of EDS and the EDS Subsidiaries, in the amount that would be reflected on a balance sheet of any such Person prepared as of such date on a consolidated basis in accordance with GAAP, to the extent Guaranteed by EDS or any EDS Subsidiaries, (iii) all Capital Lease Obligations and Synthetic Lease Obligations of EDS and the EDS Subsidiaries, determined on a consolidated basis, as of such date, (iv) all obligations, contingent or otherwise, of EDS and the EDS Subsidiaries as account parties in respect of letters of credit (except, in the case of performance letters of credit, to the extent no drawings have been made thereunder) and letters of guaranty (except, in the case of performance letters of guaranty, to the extent no drawings have been made thereunder) and (v) all Receivables Financing Debt as of such date minus (b) Indebtedness in excess of $1,610,000,000 arising from the remarketing or refinancing of FELINE PRIDES.”

“‘Weekly Report’ means the portion of Annex A hereto designated as such and containing such additional information as the Agent may reasonably request from time to time, furnished by the Collection Agent pursuant to Section 6.02(g)(ii).”

“‘Weekly Reporting Period’ means any period other than a Daily Reporting Period.

SECTION 2. Further Amendments to Section 1.01 of the Agreement. Upon effectiveness of this Amendment Agreement in accordance with Section 4, Section 1.01 of the Agreement is further amended as follows:

(1) The definition of “Assignee Rate” is amended by deleting the term “2.0%” in line three thereof and replacing it with the term “the Applicable Margin”.

(2) The definition of “Dilution Percentage” is amended by deleting the term “two” where it appears in clause (i)(A)(x) in line two thereof and replacing it with the term “the Stress Factor”.

(3) The definition of “Loss Percentage” is amended by deleting the term “two” where it is found in clause (i)(A) in line two thereof and replacing it with the term “the Stress Factor.”

(4) The definition of “Maximum Purchaser Interest” is amended in its entirety to read as follows:

“‘Maximum Purchaser Interest’ means (i) at any time when the Debt Rating of EDS is at least BBB- by S&P and at least Baa3 by Moody’s, 96.5%, (ii) at any time when the Debt Rating of EDS is at least BB+ by S&P and at least Ba1 by Moody’s (and clause (i) does not apply), a percentage calculated as 100% minus a percentage equal to 1/4 of the highest percentage decline in maximum potential Capital in any of the last 12 months as shown in the last 12 Monthly Reports which the Collection

Agent is then required to deliver pursuant to Section 6.03(g)(i), and (iii) at any time when the Debt Rating of EDS is below BB+ by S&P or below Ba1 by Moody’s or during any period that the Collection Agent has designated as a Daily Reporting Period, 100%.”

(5) The definition of “Net Receivables Pool Balance” is amended in its entirety to read as follows:

“‘Net Receivables Pool Balance’ means at any time the Outstanding Balance of Eligible Receivables then in the Receivables Pool reduced, without duplication, by the sum of (i) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds the product of (A) the Concentration Limit for such Obligor multiplied by (B) the aggregate outstanding Capital of all Receivable Interests, (ii) the aggregate amount of Collections on hand at such time for payment on account of any Eligible Receivables, the Obligor of which has not been identified, (iii) the aggregate Outstanding Balance of all Eligible Receivables in respect of which any credit memo issued to the related Obligors by the Originator, EDS or the Seller is outstanding at such time but only to the extent deemed Collections have not been paid pursuant to Section 2.04(e)(i), (iv) the aggregate Outstanding Balance of Eligible Receivables which are U.S. Government Receivables if there shall have occurred disputes with U.S. Government Obligors relating to U.S. Government Receivables that could result in the reduction, cancellation, non-payment or adverse change in the payment terms of such Receivables constituting, in the aggregate for all such disputes with respect to at least two or more U.S. Government Obligors and 15% or more of the aggregate Outstanding Balance of all U.S. Government Receivables, (v) if the Debt Rating of EDS is below BBB+ by S&P or below Baa1 by Moody’s and clause (vi) below is not applicable, the sum of (A) the Tax Liability Offset plus (B) the Aggregate Payable Offset, (vi) if the Debt Rating of EDS is below BBB- by S&P or below Baa3 by Moody’s, the sum of (A) the highest Tax Liability Offset for the 12 most recently ended months and (B) 120% of the highest Aggregate Payable Offset for the 12 most recently ended months, (vii) the amount by which (A) the aggregate Outstanding Balance of Eligible Receivables owed by a state or local government or a state or local governmental subdivision or agency of a state exceeds (B) 20% of all Eligible Receivables, and (viii) the amount by which the aggregate Outstanding Balance of Eligible Receivables representing the sales price of merchandise exceeds 10% of the Outstanding Balance of all Eligible Receivables.”

(6) The definition of “Receivable Interest” is amended by deleting the period at the end thereof, replacing it with a semi-colon and adding the following proviso:

“provided, however, that solely for the purpose of determining the sum of the Receivable Interests in the first sentence of Section 4.02(g) and Section 7.01(i), Capital shall be reduced by the amount of funds (if any) then required to be retained in the Cash Collateral Account on account of the Reduction Amount (which funds have not yet been applied to reduce Capital) and the Dilution Reserve, the Loss Reserve and the Yield and Fee Reserve shall each be computed based on such reduced Capital”.

(7) The definition of “Seller Report” is amended in its entirety to read as follows:

“‘Seller Report’ means a Monthly Report, or Weekly Report or a Daily Report.”

(8) The definition of “Tax Liability Offset” is amended by inserting the phrase “as of the last day of any calendar month” following the word “means,” in the first line thereof and by inserting the phrase “as of that date” at the end of each of clauses (i) and (ii) of that definition.

(9) The definition of “Transaction Document” is amended by adding the phrase “, the Cash Collateral Agreement” after the phrase “the EDS Contribution Agreement” in line two thereof.

SECTION 3. Other Amendments to the Agreement. Upon effectiveness of the Amendment Agreement in accordance with Section 4, the Agreement is further amended as follows:

(1) Section 2.04(b) is hereby amended in its entirety to read as follows:

“(b) (i) So long as the Daily Reporting Period is not in effect, the Collection Agent shall, on each day on which Collections of Pool Receivables are received by it:

(1) pay to the Originator and/or EDS, as the case may be, any such Collections which are identified as amounts referred to in the second sentence of the definition of “Outstanding Balance;”

(2) with respect to each Receivable Interest, set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interest, out of the percentage of such Collections represented by such Receivable Interest, an amount equal to the Yield, Fees and Collection Agent Fee accrued through such day for such Receivable Interest and not previously set aside;

(3) with respect to each Receivable Interest, if such day is not a Liquidation Day for such Receivable Interest, reinvest with the Seller on behalf of the Investors or the Banks that hold such Receivable Interest the percentage of such Collections represented by such Receivable Interest, to the extent such Collections represent a return of Capital, by recomputation of such Receivable Interest pursuant to Section 2.03, and pay to the Seller the amount so reinvested;

(4) if such day is a Liquidation Day for any one or more Receivable Interests (including, without limitation, by reason of the occurrence of a Pool Non-Compliance Date), set aside and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold such Receivable Interests (x) if such day is a Liquidation Day for less than all of the Receivable Interests, the percentage of such Collections represented by such Receivable Interests as to which such day is a Liquidation Day, and (y) if such day is a Liquidation Day for all of the Receivable Interests, all of the remaining Collections (but in the case of the circumstances in both clause (x) and clause (y) above, not in excess of the Capital of such Receivable Interests and any other amounts payable by the Seller hereunder); provided that if amounts are set aside and held in trust on any Liquidation Day occurring prior to the Termination Date as to such Receivable Interests (and all such amounts have not been deposited in the Agent’s Account pursuant to the second sentence of Section 2.04(c)), and thereafter prior to the Settlement Date for such Fixed Period the conditions set forth in Section 3.02 are satisfied or waived by the Agent, such previously set aside amounts shall, to the extent representing a return of Capital, be reinvested in accordance with the preceding subsection (C) on the day of such subsequent satisfaction or waiver of conditions; and

(5) during such times as amounts are required to be reinvested in accordance with the foregoing subsection (C) or the proviso to the foregoing subsection (D), release to the Seller for its own account any Collections in excess both of such amounts and of the amounts that are required to be set aside pursuant to subsection (B) above.

(1) If the Collection Agent shall fail to deliver any Weekly Report on the due date therefor, the Collection Agent shall not be permitted to withdraw any amounts from the Lock-Box Accounts or the Cash Collateral Account (other than withdrawals made by transferring amounts in the Lock-Box Accounts to the Cash Collateral Account or, so long as the amount remaining in the Cash Collateral Account is at least equal to the outstanding Capital, withdrawals from the Cash Collateral Account) on any date thereafter unless and until the Collection Agent shall have delivered such Weekly Report (but subject to the right of the Agent to prohibit withdrawals by the Collection Agent from the Lock-Box Accounts in accordance with the Lock-Box Agreements). If during the Daily Reporting Period the Collection Agent shall fail to deliver the Daily Report on any Business Day on which a Daily Report is required to be delivered, the Collection Agent shall not be permitted to withdraw any amounts from the Cash Collateral Account on such date or any date thereafter, except for amounts remitted directly from the Cash Collateral Account to the Agent’s Account or, so long as the amount remaining in the Cash Collateral Account is at least equal to the outstanding Capital, other withdrawals from the Cash Collateral Account, unless and until the Collection Agent shall be in compliance with Section 6.02(g)(iii) (but subject to the right of the Agent to prohibit withdrawals by the Collection Agent from the Cash Collateral Account in accordance with the Cash Collateral Agreement);

(2) During the Daily Reporting Period, on the first Business Day following each Deposit Date during the Revolving Period, following delivery of the Daily Report to the Agent, the Collection Agent shall, in the following order:

(2) confirm that all Collections received on such Deposit Date that have been credited to a Lock-Box Account by the relevant Lock-Box Bank and are available to the account holder have been remitted to the Cash Collateral Account, and to the extent any such Collections have not been so remitted, remit, or instruct the relevant Lock-Box Bank to remit, such Collections that have been credited to a Lock-Box Account by the relevant Lock-Box Bank and are available to the account holder to the Cash Collateral Account;

(3) pay to the Originator and/or EDS, as the case may be, any Collections received on such Deposit Date which are identified as amounts referred to in the second sentence of the definition of “Outstanding Balance;”

(4) based on the Allocation Percentage on such Deposit Date, determine the amount of Purchaser Collections and Seller Collections;

(5) withdraw from the Cash Collateral Account and set aside on its books and hold in trust (and, at the request of the Agent, segregate) for the Investors or the Banks that hold Receivable Interests, out of Purchaser Collections received on such Deposit Date, an amount equal to the Yield, Fees, and Collection Agent Fee accrued through such day for the Receivable Interests and not previously set aside;

(6) if the Daily Report for such Deposit Date shows that a Pool Non-Compliance Date shall have occurred and be continuing, retain in the Cash Collateral Account an amount (the “Reduction Amount”) equal to the lesser of (x) the remaining Collections in the Cash Collateral Account and (y) an amount which, if applied to reduce Capital, would cause the sum of the Receivable Interests to be equal to the Maximum Purchaser Interest;

(7) withdraw from the Cash Collateral Account and release to the Seller the remainder of Purchaser Collections, in each instance to the extent representing a return of Capital, to be reinvested with the Seller in Receivable Interests by recomputation of such Receivable Interests pursuant to Section 2.03 (for purposes of determining the remainder of Purchaser Collections, any Collections which are required to be retained in the Cash Collateral Account pursuant to Section 2.04(b)(iii)(E) shall be deemed to be first Seller Collections and then Purchaser Collections);

(8) remit the Seller Collections (to the extent not required to be retained in the Cash Collateral Account on account of the Reduction Amount) to the Seller.

(iv) During any part of a Daily Reporting Period that falls during the Amortization Period, on the first Business Day following each Deposit Date, the Collection Agent shall, by no later than 3:00 P.M. (Dallas, Texas time), in the following order:

(9) confirm that all Collections received on such Deposit Date that have been credited to a Lock-Box Account by the relevant Lock-Box Bank and are available to the account holder have been remitted to the Cash Collateral Account, and to the extent any such Collections have not been so remitted, remit, or instruct the relevant Lock-Box Bank to remit, such Collections that have been credited to a Lock-Box Account by the relevant Lock-Box Bank and are available to the account holder to the Cash Collateral Account;

(10) pay to the Originator and/or EDS, as the case may be, any Collections received on such Deposit Date which are identified as amounts referred to in the second sentence of the definition of “Outstanding Balance;”

(11) remit to the Agent’s Account all remaining Collections in the Cash Collateral Account until the Capital shall be zero and all Yield, Fees, the Collection Agent Fee and other amounts payable to the Investors, the Banks, the Agent and the Collection Agent have been paid in full.”

(2)	Section 2.04(c) is amended in its entirety to read as follows:

“(c) The Collection Agent shall deposit into the Agent’s Account, on the Settlement Date for each Receivable Interest, Collections held for the Investors or the Banks that relate to such Receivable Interest pursuant to Section 2.04(b)(i). In addition, on the day of delivery of any Monthly Report or Weekly Report which sets forth a Pool Non-Compliance Date as of the close of business on the last Business Day of the preceding month or week, respectively, and on each Business Day thereafter until a Pool Non-Compliance Date no longer exists, the Collection Agent shall deposit into the Agent’s Account Collections set aside pursuant to clause (D) of Section 2.04(b)(i); provided that the aggregate amount deposited pursuant to this sentence with respect to any Seller Report shall not exceed an amount such that, after giving effect to the application of such amount to the reduction of Capital with respect to the Receivable Interests shown in that Seller Report, the sum of such Receivable Interests is equal to the Maximum Purchaser Interest. On any Business Day on which funds are retained in the Cash Collateral Account as required by Section 2.04(b)(iii)(E), the Collection Agent (i) shall, upon written notice from the Agent, and may (if the Reduction Amount retained in the Cash Collateral Account exceeds $2,000,000 or a Reduction Amount has been retained in the Cash Collateral Account for five consecutive Business Days), upon written notice to the Agent, remit such funds from the Cash Collateral Account to the Agent’s Account or (ii) may, following delivery of the Daily Report due with respect to the next preceding Business Day, if any, to the Agent, withdraw from the Cash Collateral Account and remit to the Seller all or a portion of the funds in the Cash Collateral Account; provided that such Daily Report shall state that, after taking account of the proposed withdrawal, no Pool Non-Compliance Date shall exist, and such Daily Report shall set forth the calculation supporting such statement.”

(3)	Section 2.04(d)(i) is amended in its entirety to read as follows:

“(i) if such distribution occurs on a day that is not a Liquidation Day, first to the Investors or the Banks that hold the relevant Receivable Interests ratably in payment in full of all accrued Yield and to the Agent in payment in full of the accrued Fees and then to the Collection Agent in payment in full of all accrued Collection Agent Fee; provided, that if such distribution related to Collections remitted from the Cash Collateral Account pursuant to the second or third sentence of Section 2.04(c), such distribution shall be paid to the Investors and the Banks that hold the Receivable Interest in respect thereof, in reduction of Capital.”

(4)	The first paragraph of Section 2.11 is amended by inserting a new clause (iv) therein immediately prior to the current clause (iv) thereof to read as follows:

“, (iv) the Cash Collateral Account”

and by renumbering current clause (iv) as clause (v).

(5)	Clauses (a) and (b) of Section 3.02 are amended in their entirety to read as follows:

“(a) in the case of each purchase, the Collection Agent shall have delivered to the Agent, in form and substance satisfactory to the Agent (i) at least one Business Day prior to such purchase, the latest completed Monthly Report which was then required to be delivered hereunder, (ii) if such purchase occurs during a Weekly Reporting Period, at least one Business Day prior to such purchase, the latest completed Weekly Report which was then required to be delivered hereunder, provided, that if no Capital is outstanding immediately prior to any such purchase occurring during a Weekly Reporting Period, the Collection Agent shall have delivered to the Agent the latest two completed Weekly Reports which would have been required if Capital had been outstanding during the three weeks prior to such purchase, and (iii) if such purchase occurs during a Daily Reporting Period, by no later than 3:00 P.M. (Dallas, Texas time) no later than one Business Day prior to such purchase, a completed Daily Report for the next preceding Business Day, if any, provided, that if no Capital is outstanding immediately prior to any such purchase occurring during a Daily Reporting Period, the Collection Agent shall have delivered to the Agent, at least one Business Day prior to such purchase, the latest five completed Daily Reports which would have been required if Capital had been outstanding during the six Business Days prior to such purchase, in each case containing information covering the most recently ended reporting period as to which the Collection Agent is then required to deliver a Seller Report pursuant to Section 6.02(g)(i), (ii) or (iii), as the case may be, and demonstrating that after giving effect to such purchase no Event of Termination or Incipient Event of Termination under Section 7.01(i) would occur, (b) in the case of each reinvestment, the Collection Agent shall have delivered to the Agent on or prior to the date of such reinvestment, in form and substance satisfactory to the Agent, a completed Monthly Report and, if required by Section 6.02(g)(ii) or (iii), a completed Weekly Report or Daily Report, as the case may be, in each case containing information covering the most recently ended reporting period as to which the Collection Agent is then required to deliver a Seller Report pursuant to Section 6.02(g)(i), (ii) or (iii), as the case may be,”

(6)	Section 4.01(k) is amended in its entirety to read as follows:

“(k) The names and addresses of all the Lock-Box Banks and the Cash Collateral Bank, together with the account numbers of the Lock-Box Accounts and the Cash Collateral Account of the Seller at such Lock-Box Banks and the Cash Collateral Bank, respectively, are as specified in Schedule I hereto, as such Schedule I may be updated from time to time pursuant to Section 5.01(g). The Lock Box Accounts are the only accounts into which Collections of Receivables are deposited or remitted.”

(7)	Section 5.02 is amended by the addition of the following phrase in clause (i) thereof after the term “the Seller” in line two thereof:

“, if EDS’ Debt Ratings are equal to or greater than BBB- by S&P and equal to or greater than Baa3 by Moody’s, and semi-annually if EDS’ Debt Ratings are less than BBB- by S&P or less than Baa3 by Moody’s”

(8)	Section 6.02(g) is amended in its entirety to read as follows:

“(g) (i) On or prior to the tenth Business Day of each month, the Collection Agent shall prepare and forward to the Agent a Monthly Report relating to the Receivable Interests outstanding on the last day of the immediately preceding month.

(ii) During a Weekly Reporting Period, unless an Event of Termination shall have occurred and be continuing (in which case, clause (iii) below shall be applicable), the Collection Agent shall, prior to the close of business on the first Business Day of each week, prepare and forward to the Agent a Weekly Report which shall contain information related to the Receivables current as of the close of business on the last Business Day of the preceding week; provided that no Weekly Reports shall be required under this clause (ii) at any time when no Capital is outstanding.

(iii) During a Daily Reporting Period and during any period when an Event of Termination shall have occurred and be continuing, the Collection Agent shall, by no later than 3:00 P.M. (Dallas, Texas time) on each Business Day, prepare and forward to the Agent a Daily Report which shall contain information relating to the Receivables current as of the close of business on the immediately prior Business Day; provided that no Daily Reports shall be required under this clause (iii) at any time when no Capital is outstanding.

The Collection Agent shall transmit Seller Reports to the Agent concurrently by facsimile and by electronic mail (each, an “E-Mail Seller Report”). Each E-Mail Seller Report shall be (A) formatted as the Agent may reasonably designate from time to time and (B) sent to the Agent at an electronic mail address designated by the Agent.”

(9)	Section 6.02 is amended by adding a new subsection (h) which reads in its entirety as follows:

“(h) Within two Business Days of the occurrence of a Daily Reporting Period, the Collection Agent shall issue standing instructions to each Lock-Box Bank directing each Lock-Box Bank to remit each day to the Cash Collateral Account all funds deposited in the Lock-Box Account(s) maintained at such Lock-Box Bank and that have been credited to a Lock-Box Account by the relevant Lock-Box Bank and are available to the account holder. The Collection Agent will cooperate with the Agent to confirm that each Lock-Box Bank remits such payments in accordance with such directions.”

(10)	The first sentence of Section 6.03(a) is amended by adding the phrase “and the Cash Collateral Bank” after the term “Lock-Box Banks” in line three thereof and adding the phrase “and the Cash Collateral Agreement” after the term “Lock-Box Agreements” in line four thereof.

(11)	Section 6.06(a) is amended by the addition of the following phrase in clause (i) thereof after the term “the Seller” in line two thereof:

“, if the Collection Agent’s Debt Ratings are equal to or greater than BBB- by S&P and equal to or greater than Baa3 by Moody’s, and semi-annually if the Collection Agent’s Debt Ratings are less than BBB- by S&P or less than Baa3 by Moody’s”

(12)	Section 6.07 is amended by adding the phrase “or any of its members” after the word “Investor” in line two thereof.

(13)	A new Section 6.09 is added to read in its entirety as follows:

“Section 6.09. Cash Collateral Account. By no later than the earlier of April 5, 2004 and two Business Days following the commencement of any Daily Reporting Period, the Collection Agent shall establish, and thereafter shall maintain or cause to be maintained, in the name of the Seller, for the benefit of the Investors and the Banks and under the sole dominion and control of the Agent, with a financial institution acceptable to the Agent a segregated interest bearing deposit account (the “Cash Collateral Account,” and such financial institution holding such account a “Cash Collateral Bank”), which Cash Collateral Account shall be subject to a Cash Collateral Agreement in form and substance satisfactory to the Agent, the Seller, the Collection Agent and the Cash Collateral Bank (the “Cash Collateral Agreement”).”

(14)	Clause (iii) of Section 7.01(a) is amended in its entirety to read as follows:

“(iii) shall fail to deliver (A) any Monthly Report within one Business Day from the date when required or (B) any Daily Report or Weekly Report on the date when required.”

(15)	Section 7.01(e) is amended by adding the phrase, “or to permit the acceleration of,” after the word “accelerate” in the sixth line from the end thereof.

(16)	Section 7.01(m) is amended in its entirety to read as follows:

“(m) (i) Net Worth shall at any time after September 30, 2003 be less than the Minimum Net Worth, (ii) the Leverage Ratio shall at any time (A) from September 30, 2003 to and including June 30, 2004, exceed 2:75 to 1:00, (B) from July 1, 2004 to and including June 30, 2005, exceed 2:25 to 1:00 and (C) thereafter, exceed 2:00 to 1:00 or (iii) at any time the ratio of (A) the difference between (1) Consolidated EBITDAR for any period of four consecutive quarters ending on any date in clauses (X) and (Y) below and Capital Expenditures for such period to (2) Consolidated Fixed Charges for such period shall be less than (X) for the period from September 30, 2003 to and including June 30, 2004, 1:10 to 1:00 and (Y) for the period from July 1, 2004 and thereafter, 1:25 to 1:00.”

(17)	Section 9.01 is amended by adding the phrase “or any of their members” after the word “Investors” in line two thereof.

(18)	Section 10.03(b) is amended by adding the phrase “or the Asset Purchase Agreement” after the word “Agreement” in the penultimate line thereof.

(19)	Wherever it is used in the definition of “Debt”, Section 1.02, Section 2.08, Section 4.01(e) and Section 4.02(e), references to the term “generally accepted accounting principles” shall be deemed to be references to the term “GAAP”.

(20)	Wherever the terms “Lock-Box Account(s)”, “Lock-Box Bank” or “Lock-Box Agreement(s)” are used in the definitions of “Purchaser Collections”, “Seller Collections” and “Transaction Document”, Section 2.04(b)(ii), Section 2.04(b)(iii)(A), Section 2.04(b)(iv)(A), Section 2.04(d), Section 2.11, Section 4.01(k), Section 5.01(g), Section 5.01(h), Section 6.02(h), Section 6.03, Section 6.06(c) and Section 7.01(o), they shall be deemed as well to be references to the terms “Deposit Account(s)”, “Deposit Account Bank” and “Deposit Account Agreement(s)”, respectively.

(21)	Annex A to the Agreement is replaced by the form of Annex A to this Amendment Agreement.

(22)	Schedule I to the Agreement is replaced by Schedule I to this Amendment Agreement.

SECTION 4. Effectiveness. This Amendment Agreement shall become effective as of the date hereof at such time that executed counterparts of this Amendment Agreement have been delivered by each party hereto to the other parties hereto and the Agent shall have received a fully executed amendment to the Fee Agreement in form and substance satisfactory to the Agent, together with a structuring fee in the amount as agreed to in such amendment to the Fee Agreement.

SECTION 5. Representations and Warranties. Each of the Seller and the Collection Agent makes each of the representations and warranties contained in Section 4.01 and Section 4.02, respectively, of the Agreement (after giving effect to this Amendment Agreement).

SECTION 6. Confirmation of Undertakings. EDS confirms and agrees that, notwithstanding the effectiveness of this Amendment Agreement, the Undertakings heretofore executed and delivered by it are, and shall continue to be, in full force and effect and shall apply to the Agreement as amended by this Amendment Agreement, and the Undertakings are hereby ratified and confirmed.

SECTION 7. Confirmation of Agreement. Each reference in the Agreement to “this Agreement” or “the Agreement” shall mean the Agreement as amended by this Amendment Agreement, and as hereafter amended or restated. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

SECTION 8. Costs and Expenses. The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment Agreement and any other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Investors and the Banks with respect thereto.

SECTION 9. GOVERNING LAW. THIS AMENDMENT AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

SECTION 10. Execution in Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LEGACY RECEIVABLES LLC

By:	/s/ ANTHONY GLASBY
Title:	Assistant Treasurer

CAFCO, LLC

By:	Citicorp North America, Inc., as Attorney-in-Fact

By:	/s/ KIMBERLY A. CONYNGHAM
Vice President

CIESCO, LLC

By:	Citicorp North America, Inc., as Attorney-in-Fact

By:	/s/ KIMBERLY A. CONYNGHAM
Vice President

CITICORP NORTH AMERICA, INC., as Agent

By:	/s/ KIMBERLY A. CONYNGHAM
Vice President

CITIBANK, N.A.

By:	/s/ KIMBERLY A. CONYNGHAM
Vice President

ELECTRONIC DATA SYSTEMS CORPORATION

By:	/s/ ANTHONY GLASBY
Title:	Assistant Treasurer

EDS INFORMATION SERVICES L.L.C.

By:	/s/ ANTHONY GLASBY
Title:	Assistant Treasurer